SEPTEMBER 13, 2000

SUPPLEMENT TO THE PROSPECTUS OF PDC 2000 DRILLING PROGRAM
DATED JUNE 8, 2000.

ON SEPTEMBER 13, 2000, PETROLEUM DEVELOPMENT CORPORATION,
THE MANAGING GENERAL PARTNER ANNOUNCED THAT THE OFFERING
OF UNITS IN THE TENTH PARTNERSHIP, PDC 2000-B LIMITED
PARTNERSHIP, HAS TERMINATED.  THE PARTNERSHIP WAS
COMPRISED OF A TOTAL OF 580.14045 UNITS OF GENERAL
PARTNERSHIP INTEREST, AGGREGATING $11,472,809 PURCHASED
BY 463 INVESTORS AND 6.5 UNITS OF LIMITED PARTNERSHIP
INTEREST AGGREGATING $130,000 PURCHASED BY 3 INVESTOR.

THE MANAGING GENERAL PARTNER HAS COMMENCED THE OFFER AND
SALE OF UNITS OF GENERAL PARTNERSHIP INTERESTS AND UNITS
OF LIMITED PARTNERSHIP INTEREST IN THE ELEVENTH AND
TWELFTH PARTNERSHIPS OF THE SERIES OF LIMITED
PARTNERSHIPS BEING OFFERED IN PDC 2000 DRILLING PROGRAM.
THE PDC 2000-C LIMITED PARTNERSHIP AND PDC 2000-D LIMITED
PARTNERSHIP, WILL BE OFFERING TO QUALIFIED INVESTORS THE
OPPORTUNITY TO PURCHASE UP TO $15 MILLION AND $25
MILLION, RESPECTIVELY IN UNITS OF GENERAL PARTNERSHIP
INTEREST AND UNITS OF LIMITED PARTNERSHIP INTEREST.  A
MINIMUM OF $1.5 MILLION AND $2.5 MILLION, RESPECTIVELY IN
UNITS MUST BE SOLD BY THE OFFERING TERMINATION DATE IN
ORDER TO ALLOW THE OFFERINGS OF PDC 2000-C LIMITED
PARTNERSHIP AND PDC 2000-D TO CLOSE.  THE OFFERING OF
UNITS IN THE PDC 2000-C LIMITED PARTNERSHIP WILL CONTINUE
TO NOVEMBER 13, 2000. THE OFFERING OF UNITS IN PDC 2000-D
LIMITED PARTNERSHIP WILL CONTINUE TO DECEMBER 29, 2000
UNLESS TERMINATED SOONER.

DUE TO INCREASED CHARGES FOR THIRD PARTY DRILLING AND
COMPLETION SERVICES ASSOCIATED WITH INCREASED DRILLING
ACTIVITY IN WATTENBERG FIELD, COLORADO AND HIGHER OIL AND
GAS PRICES, THE INTANGIBLE DRILLING AND COMPLETION CHARGE
FOR WELLS OPERATED BY PETROLEUM DEVELOPMENT CORPORATION
IN WATTENBERG FIELD WILL BE INCREASED FROM $50 TO $55 PER
FOOT FOR THE PDC 2000-C AND PDC 2000-D PARTNERSHIPS.